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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


 Burgundy Interamericana, S.A. de C.V., a Mexican corporation

 Churchill Weavers, Inc., a Kentucky corporation

 Crown Crafts Designer, Inc., a Georgia corporation

 Crown Crafts Home Furnishings, Inc., a New York corporation

 Crown Crafts Home Furnishings of Illinois, Inc., a Delaware corporation

 Crown Crafts Infant Products, Inc., a Delaware corporation

 Crown Crafts International, Inc., a Georgia corporation

 Crown Crafts Real Estate, Inc., a Georgia corporation

 G.W. Stores, Inc., a North Carolina corporation

 Hamco, Inc., a Louisiana corporation



 Noel Joanna, Inc., a California corporation


 Textile, Inc., a North Carolina corporation

 The Red Calliope and Associates, Inc., a California corporation

 Woven Classic Throws, Inc., a New Hampshire corporation